EXHIBIT 99.2





March 1, 1994

Mr. Gerald Johnston
Executive Vice President-Finance
Tyson Foods, Inc.
2210 Oaklawn, Drawer E
Springdale, AR  72765-2020

Re:  Acquisition of WLR Foods, Inc.

Dear Gerald:

Tyson Foods, Inc. (the "Company") has advised Bank of America National Trust and Savings Association ("Bank of America") and BA Securities, Inc. ("BA Securities") that the Company, through WLR Acquisition Corp., a newly-formed corporation ("Acquisition Corp."), will offer to acquire all of the outstanding shares of common stock (the "Shares") of WLR Foods, Inc. ("WLR"), a Virginia corporation, pursuant to a cash tender offer (the "Tender Offer"). We understand that the Tender Offer would contemplate that, following consummation of the Tender Offer, the Company would propose and seek to have WLR consummate a merger of Acquisition Corp. with WLR (the "Merger").

The Tender Offer would be made upon the terms and subject to the conditions of an Offer to Purchase satisfactory in form and substance to Bank of America. All material changes or waivers in or to the terms of the Offer to Purchase shall be satisfactory to Bank of America. We understand that the Tender Offer will be conditional upon the purchase of at least that number of Shares which when aggregated with the number of Shares of WLR owned by the Company and to be contributed to Acquisition Corp. would constitute a majority of the Shares on a fully diluted basis and upon Acquisition Corp. having full voting rights with respect to all Shares acquired by it. We understand that, even if such conditions are satisfied and the Tender Offer is consummated, the Company and Acquisition Corp. may be unable to assure that the Merger will be consummated following the consummation of the Tender Offer. Bank of America shall be satisfied that the Shareholder Protection Rights associated with the Shares shall be invalidated or inapplicable to the transactions contemplated hereby or redeemed for a nominal amount.

You have also advised Bank of America and BA Securities that in order to finance the Tender Offer and the Merger and related costs and expenses, the Company will require a credit facility (the "Facility") of up to $340,000,000. Neither the purchase of the Shares pursuant to the Tender Offer nor the Merger shall require any external financing or funding other than the Facility.

Bank of America is pleased to advise you that it is willing, subject to the terms and conditions contained in this letter and in the attached Summary of Indicative Terms (the "Term Sheet") to provide the total financing for the acquisition (the "Financing"). Upon your acceptance of this commitment, however, Bank of America, through BA Securities, reserves the right to syndicate part of the Facility to a group of financial institutions (together with Bank of America, the "Banks") acceptable to the Company and to Bank of America as agent for the Facility (in such capacity, the "Agent").
As previously discussed, BA Securities is a wholly-owned, direct subsidiary of BankAmerica Corporation, the parent company of Bank of America, and is a registered broker-dealer. You hereby authorize Bank of America to share credit and other information regarding you with BA Securities.

The fees payable to BA Securities and to Agent in connection with the Facility are set forth in a separate letter of even date herewith (the "Fee Letter").

To assist BA Securities in its syndication efforts, you agree to provide upon its request all information reasonably deemed necessary by it to successfully complete the syndication of the Facility including, but not limited to, information relating to the transactions contemplated hereby. Bank of America and BA Securities acknowledge that they may be exposed to certain information with respect to the Company, Acquisition Corp., WLR and the Tender Offer which is of a confidential and proprietary nature ("Confidential Information") and each agrees that the Confidential Information will be held in confidence by Bank of America and BA Securities and will be divulged only to those employees, agents, and representatives and controlled affiliates that have an actual need to know said information and that have been informed of the nondisclosure obligations hereunder; provided, however, that these restrictions do not apply to information which is disclosed pursuant to a requirement of a judicial or administrative order or as is otherwise required by law (provided no disclosure will be made without first giving the Company the opportunity to oppose the disclosure by appropriate judicial or administrative proceedings). You hereby authorize BA Securities to commence syndication efforts immediately and agree actively to assist BA Securities in achieving a syndication that is satisfactory to BA Securities, Bank of America and you. BA Securities, as arranger, reserves the right (in consultation with the Company and Bank of America) to allocate the commitments offered by the Banks.

In addition to the conditions to funding or closing set forth in the Term Sheet, Bank of America's commitment to provide the financing is subject to
(i) the accuracy and completeness of the information concerning WLR that is publicly available or that has been or will be provided by you; (ii) the negotiation and execution of a definitive bank loan agreement and other related documentation, satisfactory to Bank of America; and (iii) there being no material adverse change in the financial condition, business, operations, properties or prospects of the Company or WLR and its consolidated subsidiaries from the date of the audited financial statements most recently provided prior to the date hereof.

The Term Sheet is intended only as an outline of principal terms and conditions, and does not purport to summarize all of the terms, conditions, covenants, representations and warranties, defaults, and other provisions that will be contained in the definitive legal documentation for the Facility and the transactions contemplated thereby. Such definitive legal documentation will include other provisions customary for this type of financing transaction or otherwise appropriate, in the view of the Banks, to the Financing.

The Company hereby agrees to indemnify and hold harmless each of Bank of America and BA Securities, and their respective directors, officers, employees and affiliates (each, an "indemnified person") from and against any and all losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) and expenses that arise out of, result from or in any way relate to the purchase of the Shares, the proposed Merger, the Tender Offer, this commitment letter, or the providing or syndication of the Facility, and to reimburse each indemnified person, upon its demand, for any legal or other expenses (including the allocated cost of in-house counsel) incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such indemnified person is a party to any action or proceeding out of which any such expenses arise), other than any of the foregoing claimed by any indemnified person to the extent incurred by reason of the gross negligence or willful misconduct of such person. Neither Bank of America nor BA Securities shall be responsible or liable to the Company or any other person for any consequential damages which may be alleged.

In addition, the Company hereby agrees to reimburse Bank of America and BA Securities from time to time upon demand for their reasonable out-of-pocket costs and expenses (including the allocated cost of in-house counsel) incurred by Bank of America or BA Securities in connection with the Facility, regardless of whether the credit agreement is executed or the Facility closes.

If the foregoing is satisfactory to you, please indicate your agreement and acceptance below and return the enclosed counterpart of this letter to us. Upon your delivery to us of a signed copy of this letter and the Fee Letter, this letter agreement shall become a binding agreement, under New York law, as of the date so accepted. This letter will survive the closing of the Facility.

This letter and the Term Sheet are confidential and, except for disclosure to your board of directors, officers and employees, to professional advisors retained by you in connection with this transaction, to WLR or as may be required by law (in connection with the Tender Offer, the Merger, or otherwise), may not be disclosed in whole or in part to any other person or entity without our prior written consent. No such consent shall give rise to any third-party beneficiary as to our commitment.

This offer will terminate on March 11, 1994 unless on or before that date you sign and return the enclosed counterpart of this letter and the Fee Letter. This commitment will expire on May 10, 1994 if the Facility has not closed on or before that date.

We are pleased to have this opportunity and look forward to working with you.

Very truly yours,

BANK OF AMERICA NATIONAL
TRUST AND SAVINGS ASSOCIATION


By:   /s/ J. Stephen Mernick
     J. Stephen Mernick
     Senior Vice President


BA SECURITIES, INC.,
as Arranger

By:   /s/ John A. Finan
     John A. Finan
     Vice President


ACCEPTED AND AGREED TO:
this 2nd day of March, 1994

TYSON FOODS, INC.


By:  /s/ Gerald Johnston

Title:  EVP Finance



                     SUMMARY OF INDICATIVE TERMS

                  $400,000,000 Acquisition Facility

Borrower:             Tyson Foods, Inc. (the "Borrower")

Arranger:                       BA Securities, Inc. (the "Arranger")

Agent:                          Bank of America National Trust and Savings
                              Association (the "Agent")

Purpose:                        General corporate purposes including the
                              purchase of the stock of WLR Foods, Inc. and related expenses.

Amount:                         Up to $340,000,000.  The aggregate of Bid
                              Loans and advances shall not exceed
                              $340,000,000.

Facility:                       A 364-day revolving credit facility (the
                              "Facility") providing for short-term advances with interest periods of up to six months/180 days. Amounts borrowed and repaid may be subsequently reborrowed and repaid during the commitment availability period.

                                In addition to drawing committed advances,
                              commitments may be utilized by inviting Banks to bid for advances ("Bid Loans") during the commitment availability period. Total committed advances and Bid Loan outstandings under the Facility may not exceed the Facility Amount.

Term Option:                    At a predetermined time prior to maturing,
                              Borrower may elect to convert the outstanding amount of the Facility to a one year term loan.

Commitment Availability:        364-days from the closing of the credit
                              agreement.

Availability:                   Committed advances shall be in a minimum
                              principal amounts of $5,000,000 and in
                              multiples of $1,000,000 in excess thereof and subject to three days' prior written notice in the case of LIBOR advances and two days' prior written notice in the case of CD Rate advances. Same day advances may be made on a Reference Rate basis.

Bid Option:                     The Bid Loan Option will be available on an
                              uncommitted basis through a competitive auction mechanism. The Borrower may from time to time invite bids for advances.

                                Requests for such bids shall be for minimum
                              principal amounts of $5,000,000 and in
                              multiples of $1,000,000 in excess thereof. The Borrower shall be under no obligation to accept any of the bids received. Each Bank may (but shall not be required to) bid for advances in excess of its respective commitment.

Voluntary Reduction or
Cancellation:                   Upon three business days' prior written
                              notice, the Borrower may reduce without penalty all or a portion of the Facility unutilized for advances, in minimum amounts of $5,000,000 and in multiples of $1,000,000 in excess thereof.

Voluntary Prepayment:           The Borrower may prepay at any time without
                              penalty committed advances minimum amounts of $5,000,000 subject to three days' prior written notice in the case of LIBOR advances provided that LIBOR or CD Rate advances prepaid at any time other than at maturity shall be subject to reimbursement of break-funding costs and related expenses, if any.

Commitment Fee:                 A per annum fee, payable quarterly in arrears
                              and upon termination of the Facility,
                              calculated on a 360-day basis on a the daily unused portion of the Facility in accordance with the attached Pricing Matrix. Bid Loans will not count as usage in the calculation of their fee.

Interest on Committed
Advances:                       The Borrower shall have the option to choose
                              between domestic dollar and eurodollar funding, at per annum interest margins that will vary according to credit ratings of the Borrower as outlined in the attached Pricing Matrix.

Default Interest Rate:          Interest will accrue at an agreed upon
                              premium of two percent (2%) above the
                              prevailing rate if an Event of Default exists.

Documentation:                  Documentation shall include but not be
                              limited to: representations and warranties, covenants and events of default customary in credit agreements.

Indemnities:                    Those customary in credit agreements of this
                              type, including but not limited to increased costs, capital adequacy, taxes and duties, and break funding.

Representation
and Warranties:                 Those customary in credit agreements of this
                              type, including but not limited to: corporate existence; corporate authorization;
                              enforceability; financial information;
                              environmental matters; compliance with laws; no material litigation; payment of taxes; and full disclosure.

Covenants:                      Those customary in credit agreements of this
                              type including, but not limited to, the
                              following financial covenants (which will mirror the covenant definitions and levels in the existing $350 million and $500 million credit facilities):

                                1.  Consolidated Net Worth
                                2.  Interest Coverage Test Ratio
                                3.  Debt Ratio

Events of Default:              Those customary in credit agreements of this
                              type, including, but not limited to: failure to pay any interest, principal, or fees payable under the credit agreement; failure to meet covenants; cross default to other debt of the Borrower.

Governing Law:                  State of New York

                                       TYSON FOODS, INC.

                               $340,000,000 ACQUISITION FACILITY

                                          Pricing Grid*
                                        (in basis points)

===============================================================================================================|
|   Senior Unsecured  |   Pricing Level  |  Pricing Level   | Pricing Level   | Pricing Level   | Pricing Level|
|      Debt Rating    |         I:       |       II:        |     III:        |      IV:        |       V:     |
|                     |      A-/A and    |     BBB+/Baa     |   BBB/Baa       |    BBB-/Baa     |     Below    |
|                     |        Above     |                  |                 |                 |    BBB-/Baa  |
|--------------------------------------------------------------------------------------------------------------|
|  Commitment Fee:    |                  |                  |                 |                 |              |
|---------------------|------------------|------------------|-----------------|-----------------|--------------|
|  Total Undrawn Cost:|                  |                  |                 |                 |              |
|---------------------|------------------|------------------|-----------------|-----------------|--------------|
|  LIBOR Margin:      |                  |                  |                 |                 |              |
|---------------------|------------------|------------------|-----------------|-----------------|--------------|
|  Base Rate Margin:  |                  |                  |                 |                 |              |
|---------------------|------------------|------------------|-----------------|-----------------|--------------|
|Total Drawn Cost:    |                  |                  |                 |                 |              |
|==============================================================================================================|

   *  Intentionally left blank for filing and exhibit purposes.

Notes:

1. Senior unsecured debt ratings as assigned by Standard & Poor's or Moody's rating agencies. In the event of a split rating, the higher rating will determine the applicable pricing level.

2. In the event of a material adverse change in the loan syndication or capital markets which would have a substantial negative impact on the ability to syndicate the Facility, the Borrower and Agent agree to renegotiate the above pricing and/or other terms and conditions in order to successfully syndicate the Facility.



















                                         29

